Oppenheimer Currency Opportunities Fund
NSAR Exhibit – Item 77I

Oppenheimer Currency Opportunities Fund (the "Registrant") began offering Class I shares on September 28, 2012.  Post−Effective Amendment No. 6 (9-26-2012) to the Registrant's Registration Statement, Accession Number 0000728889-12-001621, which includes the terms of Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.